Exhibit 99.1

VBI Vaccines Announces Results of Annual General Meeting

CAMBRIDGE, Mass. (June 25, 2024) – VBI Vaccines Inc. (Nasdaq: VBIV) (“VBI” or the “Company”), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced the voting results from its annual general meeting of shareholders held on June 25, 2024 (the “Meeting”).

The total number of common shares of the Company (“Common Shares”) represented by shareholders (“Shareholders”) present in person or represented by proxy at the Meeting was an aggregate of 13,879,327 Common Shares, representing 48.39% of VBI’s issued and outstanding Common Shares as of the record date for the Meeting, April 26, 2024.

The voting results with respect to each of the following eight director nominees, as described in the Company’s proxy statement dated April 29, 2024 (the “Proxy Statement”), all of whom previously served as directors of the Company, were as follows:

Nominee	Votes For	%	Votes Withheld	%
Steven Gillis	3,663,424	80.58%	882,856	19.42%
Damian Braga	3,651,602	80.35%	892,907	19.65%
Joanne Cordeiro	3,776,579	83.07%	769,703	16.93%
Michel De Wilde	3,625,156	79.77%	919,353	20.23%
Vaughn Himes	3,813,210	83.88%	733,071	16.12%
Blaine H. McKee	3,778,849	83.12%	767,432	16.88%
Jeffrey R. Baxter	3,685,583	81.10%	858,927	18.90%
Nell Beattie	3,714,249	81.73%	830,260	18.27%

The Shareholders also voted in favor of appointing EisnerAmper LLP as VBI’s independent registered public accounting firm until the next annual meeting of shareholders and authorizing the audit committee of VBI’s board of directors to fix its remuneration.

Additional information regarding the results of all matters voted upon at the Meeting may be found in the Company’s SEC and SEDAR filings.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology and a proprietary mRNA-launched eVLP (“MLE”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

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VBI Investor and Media Contact

Amy Sharpe
Phone: (617) 830-3031 x151
Email: IR@vbivaccines.com